UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

Merit Medical Systems, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.

[ ]	Fee paid previously with preliminary materials

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Explanatory Note

On April 7, 2022, Merit Medical Systems, Inc. (the “Company”) filed on EDGAR its proxy statement (the “Proxy Statement”) on Schedule 14A for its 2022 Annual Meeting of Shareholders.  This Amendment No. 1 to Schedule 14A (“Amendment”) is being filed by the Company solely to correct and revise the list of members of the Audit Committee provided in the Audit Committee Report, as set forth on page 69 of the Proxy Statement.

Specifically, as disclosed elsewhere in the Proxy Statement, F. Ann Millner is no longer a member of the Audit Committee and James T. Hogan is a member of the Audit Committee. The Audit Committee consists of the following members and this list replaces the list previously provided on page 69 of the Proxy Statement:

AUDIT COMMITTEE

Lynne N. Ward (Chair)

Stephen C. Evans

Thomas J. Gunderson

James T. Hogan

The Proxy Statement that will be mailed to shareholders and the version posted on www.proxyvote.com and the Company’s website include the correct list of Audit Committee members and no updates are necessary to those versions. Except as described above, this Amendment does not modify or update any disclosures presented in the Proxy Statement. Capitalized terms used in this Amendment and not otherwise defined have the meaning given to such terms in the Proxy Statement.